EXHIBIT 1

AGREEMENT REGARDING JOINT FILING

The undersigned, the Ravich Revocable Trust of 1989, a California revocable trust, and Jess M. Ravich, an individual, hereby agree and acknowledge that the information required by the Amendment No. 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: January 16, 2007

RAVICH REVOCABLE TRUST OF 1989

By:	/s/ Jess M. Ravich
Jess M. Ravich, Trustee

/s/ Jess M. Ravich
Jess M. Ravich